Exhibit 99.1

CONTACT: SanDisk Corporation
Mike Wong, (408) 548-0223
mwong@sandisk.com

SANDISK SETTLES PATENT INFRINGEMENT ACTION

AGAINST FLASH CARD ASSEMBLER PQI

Settlement Highlights Validity and Enforceability of
SanDisk’s ‘987 Patent; Stops Sales In U.S.

SUNNYVALE, CA, Oct. 21, 2002 – SanDisk Corporation (NASDAQ: SNDK) today announced a settlement with Taiwan-based Power Quotient International Co., Ltd. and Power Quotient International-USA, Inc. (collectively, “PQI”) in which PQI stipulated that their flash memory cards infringe SanDisk’s U.S. Patent No. 5,602,987 (“the ‘987 Patent”), and that SanDisk’s patent is valid and enforceable.

As part of the settlement agreement, PQI also consented to an injunction and will not manufacture or sell their CompactFlash™ or PC-ATA cards in the United States. PQI will pay SanDisk an undisclosed amount to compensate SanDisk for past sales.

Additionally, as part of the settlement, PQI agreed to provide notice to their customers that “PQI CompactFlash™ and PC-ATA cards are subject to United States Patent No. 5,602,987. The unlicensed sale or importation of these cards into the United States constitutes infringement of United States Patent No. 5,602,987.”

The agreement settles a complaint for patent infringement against PQI that SanDisk filed in the U.S. District Court for the Northern District of California in San Francisco, which sought damages and an injunction against PQI from making, selling, offering for sale, using or importing into the U.S. all PQI CompactFlash™ cards and PC cards that infringe SanDisk’s U.S. Patent No. 5,602,987.

Steven S. Baik, senior intellectual property counsel for SanDisk, said, “This case confirms once again the validity and enforceability of the SanDisk ‘987 patent in the area of flash memory cards. This legal victory sends a clear message that SanDisk will aggressively enforce its intellectual property rights.”

SanDisk, the world’s largest supplier of flash data storage products, designs, manufactures and markets industry-standard, solid-state data, digital imaging and audio storage products using its patented, high density flash memory and controller technology. SanDisk is based in Sunnyvale, CA.

The matters discussed in this news release contain forward looking statements that are subject to certain risks and uncertainties as described under the caption, “Factors

That May Affect Future Results” in the company’s annual report on Form 10-K-A and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission. The companies assume no obligation to update the information in this release.

All trade names are either registered trademarks or trademarks of their respective holders.

SanDisk’s web site/home page address: http://www.sandisk.com

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